Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

DATA FROM ENTEROMEDICS’ VBLOC-DM2 ENABLE STUDY TO BE PRESENTED AT

AMERICAN SOCIETY FOR METABOLIC AND BARIATRIC SURGERY MEETING

Company Announces Updated Data from EMPOWER Study

ST. PAUL, Minn., June 22, 2010 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced that updated clinical results from the Company’s VBLOC-DM2 ENABLE (DM2) study will be presented on June 26, 2010 at 11:30 AM PT at the 27th Annual Meeting of the American Society of Metabolic and Bariatric Surgeons (ASMBS), being held June 21-26 in Las Vegas, NV. The Company also announced today updated data from its EMPOWER™ study in obesity.

“The Maestro System has been studied in over 400 people to date, with some patients into their fifth year of follow-up,” said President and CEO Mark B. Knudson, Ph.D. “Across a number of studies, we have observed clinically significant weight loss and control of obesity related co-morbidities as well as a safety profile that distinguishes this system from all other bariatric surgical procedures. We are particularly encouraged by the strong, positive feedback from the metabolic and bariatric surgery community.”

The Maestro® System, which delivers VBLOC® vagal blocking therapy, continues to meet all of its safety goals, with no therapy-related serious adverse events reported across all of the various study populations.

Updated VBLOC-DM2 ENABLE Study Data

The DM2 study is an ongoing feasibility study of the Maestro System in obese patients with Type-2 diabetes mellitus. The study was designed to evaluate the safety and efficacy of the Company’s next-generation Maestro RC System. The Maestro RC System is powered by an internal battery recharged via an external mobile charger and transmit coil worn by the patient for a short time each week. Patients in this trial are averaging approximately 14 hours per day of therapy.

“The DM2 study is noteworthy in that we see significant, sustained improvements in glycemic control and blood pressure as well as clinically meaningful weight loss, without a compromise in patient safety,” said James Toouli, M.D., professor of surgery at Flinders University in Adelaide, Australia, and one of the study’s investigators. “These results are comparable to changes seen with other procedures and do not appear to be dependent only on reduction of the glycemic load.”

“The study’s glycemic control data are particularly promising, as published research indicates an HbA1 c level below 7 percent is associated with fewer microvascular complications and reduced cardiovascular disease,” Dr. Toouli added, noting the National Health and Nutrition Examination Survey Data. Hyattsville, MD: U.S. Department of Health and Human Services, Centers for Disease Control and Prevention, 1999-2002. “I look forward to further investigating the potential of VBLOC Therapy in the treatment of obesity and its related co-morbidities.”

Study data presented at the ASMBS meeting include:

•	HbA1 c change (Company updated data):

Visit (post-device activation)	HbA1c change	Percent HbA1c	N	p
Week 1 (Baseline 7.8%)	-0.3	7.5	28	<.002
Week 4 (Baseline 7.8%)	-0.7	7.1	28	<.002
Week 12 (Baseline 7.7%)	-0.9	6.8	26	<.002
6 Months (Baseline 7.8%)	-0.9	6.8	25	<.002
12 Months (Baseline 7.4%)	-0.8	6.6	17	=.01

Interim analysis. Ns are patients who have reached the reported time points.

•	Percent excess weight loss (BMI Method from Implant, Company updated data):

Visit (post-device activation)	EWL	N	P
Week 1	-8.9	28	<.0001
Week 4	-13.7	28	<.0001
Week 12	-20.8	26	<.0001
6 Months	-24.4	25	<.0001
12 Months	-25.1	17	<.0001

Interim analysis. Ns are patients who have reached the reported time points.

Updated EMPOWER Study Results

The Company today announced updated 20 month data on Excess Weight Loss (EWL) for the EMPOWER study:

Visit	EWL	N
4 Months	-16.66%	260
8 Months	-17.66%	253
12 Months	-16.34%	265
16 Months*	-18.56%	205
20 Months*	-19.02%	150

*	Patients are averaging approximately 9 hours of device use daily Interim analysis. N at 16 and 20 months are patients who have reached those time points.

Commenting on the EMPOWER data, Dr. Knudson added: “The sustained pattern of weight loss and favorable safety profile seen as we approach two years of follow-up in the EMPOWER study reinforce the Maestro System’s potential to become the minimally invasive alternative of choice over existing surgical treatments for obesity. We continue to see a correlation between hours of daily device use and excess weight loss. This result is important because our second generation RC device, used in our DM2 study as described above, delivers, on average, a greater duration of VBLOC Therapy thanks to its convenient rechargeable delivery system.”

The EMPOWER study is a randomized, double-blind, controlled pivotal study designed to evaluate the safety and efficacy of the Maestro System in the treatment of obesity. EnteroMedics previously announced preliminary findings from a detailed review of the study which suggest that vagal blocking therapy may promote safe and effective weight loss as part of a comprehensive support program in morbidly obese patients. The review further suggested that weight loss effects were evident in both the treatment and control arms because the control arm of the trial, which was intended to be inactive, apparently provided a low-intensity blocking signal that introduced VBLOC Therapy in human subjects.

About VBLOC Therapy

EnteroMedics developed VBLOC® vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC Therapy is delivered via the Maestro® System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics is currently conducting a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients outside of the United States. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; potential healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 29, 2010. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

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